Exhibit 9.2

[ON VICURON’S LETTEHEAD]

July 19, 2005

Monte Titoli S.p.A.

Via Mantegna, 6

20154 Milano

Italy

Dear Sirs,

We hereby propose you to agree to the following:

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Letter Agreement amending the letter agreement dated February 28, 2003 entered into between:

•	Monte Titoli S.p.A., with registered office Milano, via Mantegna 6, registered in the Roll of Enterprises of Milano with n. 179938, in the capacity of its legal representative Paolo Cittadini as General Manager (“Monte Titoli”)

and

•	Vicuron Pharmaceuticals Inc. (through its predecessor-in-interest, Versicor Inc., a Delaware corporation), with registered office in the State of Delaware, in the capacity of its legal representative George F. Horner III (“Vicuron” or the “Company” and together with Monte Titoli, the “Parties”)

WHEREAS

a)	The Parties entered into a letter agreement on February 28, 2003 (the “Original Letter Agreement”) following the merger between Vicuron and Biosearch Italia S.p.A., with Vicuron as the surviving corporation, as resolved by the stockholder meetings of the two corporations on 6 December 2002.

b)	Following the merger, Vicuron’s common stock was listed on the Nuovo Mercato, which listing was organized and managed by Borsa Italiana S.p.A.

c)	The Original Letter Agreement allowed Vicuron’s stockholders in Italy (i.e., the persons and entities holding Vicuron shares through Monte Titoli) to vote such shares in a manner that complied with both U.S. and Italian law.

d)	CONSOB Regulation no. 11768 dated December 23, 1998 (the “Regulation”) was amended by Notice no. 14955 of 23 March 2005 (“Notice no. 14955”), with reference, inter alia, to the procedure for the attendance of stockholders at stockholder meetings of companies listed on an Italian regulated market whose shares of common stock have been dematerialized. The new relevant provisions are set forth by artt. 33-37 of the Regulation, as amended.

e)	As a consequence of the above-mentioned amendments to the Regulation, for purposes of the attendance of Vicuron’s Italian stockholders at stockholder meetings, the Original Letter Agreement shall be amended in accordance with this Letter Agreement.

The Parties hereby agree as follows:

Art. 1 Definitions

All capitalised words and expressions used, but not otherwise defined, in this Letter Agreement shall have the same meaning as set out in the Original Letter Agreement.

Art. 2 Subject matter

2.1	All reference in the Original Letter Agreement to “Versicor Inc.” or “Versicor” shall be references to “Vicuron.”

2.2	Item no. 3) of the Original Letter Agreement shall be replaced with the following:

“Together with the notice of meeting described in paragraph 1) above, Vicuron shall transmit (or shall cause The Depository Trust Company to transmit) to Monte Titoli for its execution an omnibus proxy in the form attached hereto as Exhibit A. Such omnibus proxy shall appoint those persons who are referred to as the holders of shares of Vicuron’s common stock in the notices for attendance at the stockholder meetings (the “Notices”) issued by banks participating in Monte Titoli’s system, as Monte Titoli’s proxies, with full power to appoint further substitutes, to represent and to vote the number of shares designated in the Notices at each such Vicuron stockholder meeting. Monte Titoli shall execute and return the executed omnibus proxy no later than 3 (three) days after receiving an omnibus proxy from Vicuron.”

2.3	Item no. 5) of the Original Letter Agreement shall be replaced with the following:

“In connection with each Vicuron stockholder meeting, no later that 3 (three) days after receiving an omnibus proxy from Vicuron, Monte Titoli shall: (i) inform each bank holding Vicuron’s shares and participating in Monte Titoli’s system that it has executed an omnibus proxy naming those persons who are referred to as the holders of shares of Vicuron’s common stock in the Notices as Monte Titoli’s proxies, with full power to appoint further substitutes, to represent and to vote the number of shares designated on the Notices at each such Vicuron stockholder meeting; (ii) remind each aforementioned bank to issue the Notices to Vicuron within 2 (two) working days from the Vicuron ultimate stockholders’ request and to simultaneously make available a copy of such Notices to the persons who are referred to as the holders of the shares of Vicuron’s common stock in such Notices.”

2.4	Exibit A of the Original Letter Agreement shall be replaced by the following:

“Form of Omnibus Proxy

OMNIBUS PROXY OF MONTE TITOLI

Monte Titoli S.p.A., being the duly named Proxy of the Depository Trust Company (or its nominee, Cede & Co.) (collectively “DTC”) with power to represent and to vote [number] shares of common stock of Vicuron Pharmaceuticals Inc. held of record by DTC on [record date] at the meeting referred to below, hereby appoints each person who is referred to as the holder of the shares in the notice for attendance at the stockholder meetings (the “Notice”), to be issued pursuant to Article 33, paragraph 6 and Article 34-bis of CONSOB Regulation no. 11768, as its substitute Proxy, each with the power to appoint its substitute, and hereby authorizes each of them to represent and to vote the number of shares of Common Stock of Vicuron Pharmaceuticals Inc. shown on the Notices issued to Vicuron Pharmaceuticals Inc. for attendance at the Meeting of Stockholders of Vicuron Pharmaceuticals Inc. to be held on [meeting date], and at any adjournment or postponement thereof.

MONTE TITOLI S.p.A.

Dated: July 19, 2005	By:	/s/ Paolo Cittadini
Authorized Representative

Art. 3 Novation

It is understood that the Letter Agreement is confirmed in its entirety under any other respect.

Art. 4 Choice of law and jurisdiction

This deed and any dispute arising hereunder or in connection herewith shall be governed by Italian law and shall be submitted to the exclusive jurisdiction of the courts of Milan.

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Should you accept this proposal, please copy the text of this letter on your letterhead and return to us a counterpart hereof duly signed in sign of unconditional and irrevocable acceptance thereof.

Best regards,

Vicuron Pharmaceuticals Inc.

/s/ George F. Horner III
Authorized Representative